Law Offices of Stephanie A. Djinis
1749 Old Meadow Road
Suite 310
McLean, Virginia 22102


January 31, 2006


Texas Capital Value Funds, Inc.
6300 Bridge Point Parkway
Building 2, Suite 105
Austin, Texas 78730

Dear Sirs:

	You have requested our opinion, as counsel to the Texas Capital Value Funds, Inc. (the "Company"), as to certain matters regarding the issuance of shares of the Company. As used herein, the term "Shares" means any of the 25,000,000 Class A shares and 25,000,000 Class C shares of common stock, par value $.0001 per share, of the Value & Growth Portfolio, a series of the Company, that are issued during the time that Post-Effective Amendment No. 17 to the Company's registration statement on Form N-1A ("PEA") is effective.

	As counsel, we have examined certified or other copies, believed to be genuine, of the Company's Articles of Incorporation, as amended, and by-laws and such resolutions and minutes of meetings of the Company's Board of Directors as deemed relevant to this opinion, as set forth herein. This opinion is limited to the laws and facts in existence on the date hereof, and the laws of the State of Maryland and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

        Based upon such law and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and that, when sold in accordance with the terms contemplated by the PEA, including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.

	We hereby consent to this opinion accompanying the PEA when it is filed with the SEC and to the reference to this firm in the PEA.

						Sincerely yours,


						/s/ Stephanie A. Djinis
	 					Stephanie A. Djinis